Exhibit 99.1

Famous Dave’s of America, Inc. Reports Results for Fourth Quarter and Full Year 2018 and
Appoints David L. Kanen as Non-Executive Chairman of the Board

MINNEAPOLIS, March 4, 2019 – Famous Dave's of America, Inc. (NASDAQ: DAVE), an innovating owner and operator of barbeque restaurants, globally, today reported financial results for the fourth quarter and full year ended December 30, 2018 compared to the fourth quarter and full year ended December 31, 2017.

Famous Dave’s of America, Inc. also today announced the appointment of David L. Kanen as Non-Executive Chairman of the Board of Directors. Mr. Kanen joined the Company’s board in October 2018.

Fourth Quarter 2018 Highlights:

•	Net income increased to $1.1 million, or $0.12 per share.
•	Consolidated Adjusted EBITDA, a non-GAAP measure, decreased 6.7% to $1.2 million.
•	General and administrative expenses decreased to $2.1 million from $2.8 million in the fourth quarter 2017.
•	Reacquired Famous Dave’s restaurant in Greenwood, Indiana.
•	Company-owned comparable restaurant sales increased 2.2%, with traffic up 6.3%.
•	Franchise-operated comparable restaurant sales decreased 1.5%.

Full Year 2018 Highlights:

•	Net income increased to $4.9 million, or $0.57 per share.
•	Consolidated Adjusted EBITDA, a non-GAAP measure, increased 36.7% to $7.7 million.
•	General and administrative expenses decreased to $8.0 million from $14.6 million in fiscal year 2017.
•	Company-owned comparable restaurant sales increased 2.7%, with traffic up 4.2%.
•	Franchise-operated comparable restaurant sales declined 1.4%.
•	Tested and launched a new menu in all Company-owned and most franchise-operated stores, featuring 11 new menu items.
•

Collaborated with MomentFeed and OpenTable, and launched a loyalty app, to allow us to engage with Guests in ways that we have not been able to historically and allow our Guests to engage with our brand conveniently.

Key Operating Metrics

	Three Months Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Restaurant count:
Franchise-operated	127	134	127	134
Company-owned	17	16	17	16
Total	144	150	144	150
Comparable restaurant sales %:
Franchise-operated	(1.5)%	1.1%	(1.4)%	(2.3)%
Company-owned	2.2%	8.0%	2.7%	2.4%
Total	(1.1)%	1.8%	(0.9)%	(1.8)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$83,412	$89,296	$358,073	$400,390

Net income (loss) from continuing operations	$1,070	$(1,501)	$4,862	$(6,666)
Adjusted net income (loss) from continuing operations(2)	1,138	(103)	5,304	410

Net income (loss) from continuing operations, per share	$0.12	$(0.21)	$0.57	$(0.95)
Adjusted net income (loss) from continuing operations, per share(2)	0.13	(0.01)	0.62	0.06

Adjusted EBITDA(2)	$1,226	$1,314	$7,736	$5,661

(1)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(2)

Adjusted net income (loss) from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

Fourth Quarter 2018 Review

Total revenue for the fourth quarter of 2018 was $13.4 million, up 7.2% from the fourth quarter of 2017. The same store sales increase of 2.2% in Company-owned net restaurant sales revenue was primarily a result of an increased focus on the To-Go and Catering lines of business.  The declines in franchise royalty and fee revenue were driven by a decline in franchise-operated same store sales of 1.5% and a decline in franchise operated restaurants.  Royalty abatements were granted for a number of restaurants that would otherwise be unprofitable with a commitment to investing necessary resources to refresh these stores. Additionally, the adoption of ASC 606 – Revenue From Contracts with Customers resulted in approximately $624,000 of additional revenue during the fourth quarter of 2018.

Restaurant-level operating margin, as a percentage of restaurant sales, net, for Company-owned restaurants was (2.9%) compared to 1.3% in the fourth quarter of fiscal 2017.    This decline in restaurant-level operating margin was primarily a result of new initiatives tested in our corporate stores, including our comprehensive new menu that was rolled out in October 2018. We believe that further training and operational efficiency surrounding the new menu will improve food costs and labor as a percentage of restaurant sales, net, in fiscal 2019.

General and administrative expenses decreased to $2.1 million from $2.8 million in the fourth quarter of fiscal 2017.  The decrease in general and administrative expenses was primarily related to the optimization of our general and administrative expense structure, reduced costs incurred for the corporate office, third party consulting services and professional fees.

We recognized net income from continuing operations of approximately $1.1 million, or $0.12 per share, in the fourth quarter of fiscal 2018 compared to a loss from continuing operations of $1.5 million, or ($0.21) per share, in the fourth quarter of fiscal 2017.  We recognized net loss from discontinued operations of approximately $2.3 million, or ($0.32) per share, in the fourth quarter of fiscal 2017.

Adjusted net income from continuing operations, a non-GAAP measure, was approximately $1.1 million, or $0.13 per share, compared to adjusted net loss from continuing operations of approximately $103,000, or ($0.01) per share, in the fourth quarter of fiscal 2017. A reconciliation between adjusted net income (loss) from continuing operations and its most directly comparable GAAP measure is included in the accompanying financial tables.

Fiscal 2018 Review

Total revenue for fiscal 2018 was $54.9 million, down 15.0% from fiscal 2017. The decrease in Company-owned net restaurant sales revenue was primarily a result of the closure of eight Company-owned restaurants since January 2, 2017. The impact of these closures was partially offset by a 2.7% increase in same store sales. The declines in franchise royalty and fee revenue were driven by a decline in franchise-operated same store sales of 1.4% and a decline in franchise operated restaurants.  Royalty abatements were granted for a number of restaurants that would otherwise be unprofitable with a commitment to investing necessary resources to refresh these stores. Additionally, the adoption of ASC 606 – Revenue From Contracts with Customers resulted in approximately $2.3 million of additional revenue during fiscal 2018.

Restaurant-level operating margin, as a percentage of restaurant sales, net, for Company-owned restaurants was 1.2% compared to 3.7% in the fiscal 2017.    This decline in restaurant-level operating margin was primarily a result of higher food and labor costs. We believe that further training and operational efficiency surrounding the new menu will improve food costs and labor as a percentage of restaurant sales, net, in fiscal 2019.

General and administrative expenses decreased to $8.0 million from $14.6 million in fiscal 2017.  The decrease in general and administrative expenses was primarily related to the optimization of our general and administrative expense structure, reduced costs incurred for the corporate office, third party consulting services and professional fees.

We recognized net income from continuing operations of approximately $4.9 million, or $0.57 per share, in fiscal 2018 compared to a loss from continuing operations of $6.7 million, or ($0.95) per share, in fiscal 2017. We recognized net loss from discontinued operations of approximately $1.5 million, or ($0.21) per share, in fiscal 2017.

Adjusted net income from continuing operations, a non-GAAP measure, was approximately $5.3 million, or $0.62 per share, compared to adjusted net income from continuing operations of approximately $410,000, or $0.06 per share, in fiscal 2017. A reconciliation between adjusted net income (loss) from continuing operations and its most directly comparable GAAP measure is included in the accompanying financial tables.

Executive Comments

Jeff Crivello, CEO, commented, “During fiscal 2018 our team completed many initiatives designed to drive traffic to our stores and refresh our brand value proposition. We launched a new menu, a loyalty program with a mobile app, deployed additional optimization technologies in restaurants and continued to test initiatives aimed at maximizing restaurant efficiency. We believe that further training and operational efficiency surrounding the new menu will improve food costs as a percentage of restaurant sales, net, in fiscal 2019.  We look forward to honing these initiatives in fiscal 2019 and remain excited about plans to complete refreshes of certain Company-owned and franchise-operated stores.

“We are also welcoming Dave Kanen, who has been appointed our non-executive chairman.  He is a highly accomplished and mature leader with experience in strategic development and value creation for small companies, such as ours.  Famous Dave’s shareholders can rest assured of Mr. Kanen’s deep commitment to the creation of long-term shareholder value. He joins a team with a strong track record in turning around restaurant companies and fully supports the board’s focus on providing increased value to our franchisee partners and identifying and executing new future growth initiatives.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of March 4, 2019, the Company owns 17 locations and franchises an additional 124 restaurants in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income (loss) from continuing operations is net income (loss) from continuing operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, and the related tax impact. This number is divided by the weighted-average number of basic shares of common stock outstanding during each period presented to arrive at adjusted net income (loss) from continuing operations, per share. Adjusted EBITDA is net income (loss), including discontinued operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Jeff Crivello – Chief Executive Officer
952-294-1300

Darrow Associates, Inc. Peter Seltzberg – Managing Director 516-419-9915 pseltzberg@darrowir.com

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Revenue:
Restaurant sales, net	$9,480	$8,918	$38,051	$48,874
Franchise royalty and fee revenue	3,248	3,355	13,871	14,767
Franchisee national advertising fund contributions	437	—	1,932	—
Licensing and other revenue	268	258	1,034	954
Total revenue	13,433	12,531	54,888	64,595

Costs and expenses:
Food and beverage costs	3,066	2,765	11,973	14,782
Labor and benefits costs	3,505	3,227	13,663	17,653
Operating expenses	3,186	2,812	11,932	14,658
Depreciation and amortization expenses	281	474	1,264	2,785
General and administrative expenses	2,066	2,840	7,988	14,634
National advertising fund expenses	437	—	1,932	—
Asset impairment, estimated lease termination charges and other closing costs, net	2	(194)	145	6,816
Net loss on disposal of property	—	7	29	70
Total costs and expenses	12,543	11,931	48,926	71,398

Income (loss) from operations	890	600	5,962	(6,803)

Other income (expense):
Interest expense	(71)	(152)	(493)	(661)
Interest income	43	1	122	22
Other expense, net	—	(82)	—	(82)
Total other expense	(28)	(233)	(371)	(721)

Income (loss) before income taxes	862	367	5,591	(7,524)

Income tax (expense) benefit	208	(1,868)	(729)	858

Net income (loss) from continuing operations	1,070	(1,501)	4,862	(6,666)
Net loss from discontinued operations, net of tax	—	(2,301)	—	(1,457)
Net income (loss)	$1,070	$(3,802)	$4,862	$(8,123)

Income (loss) per common share:
Basic net income (loss) per share - continuing operations	$0.12	$(0.21)	$0.57	$(0.95)
Basic net loss per share - discontinued operations	—	(0.32)	—	(0.21)
Basic net income (loss) per share	$0.12	$(0.53)	$0.57	$(1.16)
Diluted net income (loss) per share - continuing operations	$0.12	$(0.21)	$0.56	$(0.95)
Diluted net loss per share - discontinued operations	—	(0.32)	—	(0.21)
Diluted net income (loss) per share	$0.12	$(0.53)	$0.56	$(1.16)
Weighted average shares outstanding - basic	9,092	7,195	8,599	7,015
Weighted average shares outstanding - diluted	9,098	7,195	8,624	7,015

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Food and beverage costs(1)	32.3%	31.0%	31.5%	30.2%
Labor and benefits costs(1)	37.0%	36.2%	35.9%	36.1%
Operating expenses(1)	33.6%	31.5%	31.4%	30.0%
Restaurant level operating margin(1)(3)	(2.9)%	1.3%	1.2%	3.7%
Depreciation and amortization expenses(2)	2.1%	3.8%	2.3%	4.3%
General and administrative expenses(2)	15.4%	22.7%	14.6%	22.7%
Net income (loss) from continuing operations(2)	6.6%	4.8%	10.9%	(10.5)%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	December 30, 2018	December 31, 2017
Cash and cash equivalents	$11,598	$8,836
Restricted cash	842	1,590
Accounts receivable, net of allowance for doubtful accounts of $192,000 and $592,000, respectively	4,300	3,768
Inventories	722	633
Prepaid income taxes and income taxes receivable	377	689
Prepaid expenses and other current assets	1,363	793
Assets held for sale	—	475
Total current assets	19,202	16,784

Property, equipment and leasehold improvements, net	10,385	11,442

Other assets:
Intangible assets, net	1,489	1,840
Deferred tax asset, net	5,747	5,823
Other assets	1,533	1,018
	$38,356	$36,907

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and financing lease obligations	$1,369	$1,307
Accounts payable	3,765	4,365
Accrued compensation and benefits	808	1,545
Other current liabilities	2,970	3,118
Total current liabilities	8,912	10,335

Long-term liabilities:
Long-term debt, less current portion	2,411	7,932
Financing lease obligation, less current portion	—	1,196
Other liabilities	4,492	3,963
Total liabilities	15,815	23,426

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,085 and 7,376 shares issued and outstanding at December 30, 2018 and December 31, 2017, respectively	91	70
Additional paid-in capital	7,375	1,460
Retained earnings	15,075	11,951
Total shareholders’ equity	22,541	13,481
	$38,356	$36,907

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Year Ended
	December 30, 2018	December 31, 2017
Cash flows from operating activities:
Net income (loss) from continuing operations	$4,862	$(6,666)
Adjustments to reconcile net income (loss) to cash flows provided by operations:
Depreciation and amortization	1,264	2,785
(Gain) loss from asset impairment and estimated lease termination and other closing costs	(46)	4,012
Net loss on disposal of property	29	70
Amortization of deferred financing costs	103	36
Amortization of lease interest assets	36	37
Deferred income taxes	639	(1,245)
Deferred rent	(654)	48
Bad debts (recovery) expense	(30)	1,172
Stock-based compensation	278	313
Changes in operating assets and liabilities:
Accounts receivable, net	(225)	141
Inventories	(89)	467
Prepaid income taxes and income taxes receivable	103	1,479
Prepaid expenses and other current assets	(570)	473
Other assets	167	312
Accounts payable	(600)	(946)
Accrued compensation and benefits	(824)	(3)
Other current liabilities	58	(567)
Other liabilities	(624)	(139)
Cash flows provided by continuing operating activities	3,877	1,779
Cash flows provided by discontinued operating activities	—	1,350
Cash flows provided by operating activities	3,877	3,129

Cash flows from investing activities:
Proceeds from the sale of assets	1,187	—
Payments for acquired restaurants	(229)	—
Advances on notes receivable	(750)	—
Purchases of held to maturity securities	(6,995)	—
Maturity of held to maturity securities	6,995	—
Purchases of property, equipment and leasehold improvements	(953)	(378)
Cash flows used for continuing investing activities	(745)	(378)
Cash flows used for discontinued investing activities	—	1,600
Cash flows used for investing activities	(745)	1,222

Cash flows from financing activities:
Payments for debt issuance costs	—	(15)
Payments on long-term debt and financing lease obligations	(6,758)	(1,538)
Proceeds from sale of common stock, net of offering costs	5,120	1,464
Proceeds from exercise of stock options	520	—
Cash flows used for financing activities	(1,118)	(89)

Increase (decrease) in cash, cash equivalents and restricted cash	2,014	4,262
Cash, cash equivalents and restricted cash, beginning of period	10,426	6,164
Cash, cash equivalents and restricted cash, end of period	$12,440	$10,426

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
(dollars in thousands)	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net income (loss) from continuing operations	$1,070	$(1,501)	4,862	(6,666)
Asset impairment and estimated lease termination and other closing costs	2	(194)	145	6,816
Net loss on disposal of equipment	—	7	29	70
Stock-based compensation	53	130	278	313
Severance	—	287	58	796
Tax adjustment	13	1,168	(68)	(919)
Adjusted net income (loss) from continuing operations	$1,138	$(103)	$5,304	$410
Basic adjusted net income (loss) per common share from continuing operations	$0.13	$(0.01)	$0.62	$0.06
Diluted adjusted net income (loss) per common share from continuing operations	$0.13	$(0.01)	$0.62	$0.06

Weighted average common share outstanding - basic	9,092	7,195	8,599	7,015
Weighted average common share outstanding - diluted	9,098	7,195	8,624	7,015

Net income (loss)	$1,070	$(3,802)	$4,862	$(8,123)
Asset impairment and estimated lease termination and other closing costs	2	(513)	145	6,497
Depreciation and amortization	281	528	1,264	3,396
Interest expense, net	28	232	371	721
Net loss on disposal of equipment	—	3,744	29	3,808
Stock-based compensation	53	130	278	313
Severance	—	287	58	796
Provision (benefit) for income taxes	(208)	708	729	(1,747)
Adjusted EBITDA	$1,226	$1,314	$7,736	$5,661